Exhibit 10.1

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into on December 18, 2015 (the “Effective Date”) by and between Caladrius Biosciences, Inc., a Delaware corporation (the “Company”), whose corporate address is now 106 Allen Road, Fourth Floor, Basking Ridge, NJ 07920 and Robin Smith (the “Consultant”), whose address is 420 Lexington Avenue, Suite 350, New York, NY 10170. When referred to collectively, the Company and the Consultant shall be referred to as the “Parties”.
Recitals
WHEREAS, the Consultant previously served as the Chief Executive Officer (“CEO”) and Chairman of the Company’s Board of Directors (the “Board”) until January 1, 2015, at which time she resigned from her position as CEO and became the Company’s Executive Chairman; and
WHEREAS, the Consultant ceased her role as Executive Chairman as of June 5, 2015, at which time she ceased being an employee of the Company but continued to serve on the Board of Directors and as Chairman of the Board; and
WHEREAS, the Parties mutually have agreed that as of the Effective Date, the Consultant shall resign from her position as a Director and as Chairman of the Board but shall commence providing services to the Company as an independent contractor and consultant;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:
1.Engagement.
1.1.    Engagement; Resignation. The Consultant shall be deemed to have resigned from the Board of Directors of the Company and as Chairman of the Board as of the close of business on December 18, 2015. Commencing immediately thereafter, the Company hereby engages the Consultant to perform the Services, as defined and set forth in paragraph 1.4, for the Term as defined and set forth in paragraph 1.2, and the Consultant hereby accepts this engagement, on the terms and subject to the conditions set forth in this Agreement.

1.2.    Term. The term of the Consultant’s engagement under this Agreement shall be for the period beginning on the Effective Date and ending six months (6) months from the Effective Date (the “Term”). This Term can be extended in writing by the Parties.

1.3.    Relationship.

(a)The relationship between the Company and the Consultant created by this Agreement is that of an independent contractor and the Consultant is not and shall not be deemed to be an employee of the Company for any purpose.

(b)Notwithstanding the foregoing, the parties acknowledge that Consultant was employed by the Company pursuant to the terms of an agreement between the Parties dated as of January 2, 2015 (effective as of January 1, 2015), as amended (the “January 2015 Agreement”, which definition shall include all employment agreements referred to or incorporated in the January 2015 Agreement) and all obligations of the Company to the Consultant under the January 2015 Agreement and under any charter, by-law or insurance policies will remain in full force and effect between the Company and the Consultant and may not be amended in any way prejudicial to the Consultant.

1.4.    Services. The Consultant shall advise the Company with respect to certain business, scientific, medical and financial matters including general strategic matters, advice on financing, advice on merger and acquisition candidates, advice on funding of clinical trials, introductions to sources of technology for licensing, and assistance in locating officer and director candidates, or as otherwise agreed by the Consultant and the Company from time to time (the “Services”). The Consultant shall render Services from time to time during the Term of this Agreement at the Company’s request, solely for the Company’s benefit and not for the benefit of any third party.

1.5.    No Capital Raising Services. The Services do not include assisting the Company, (i) in connection with the offer or sale of securities in any capital-raising transaction, or (ii) to directly or indirectly promote or maintain a market for any of the Company’s securities.

1.6.    No Investment Advisory or Brokerage Services; No Legal Services. The Services do not include requiring the Consultant to engage in any activities for which an investment advisor’s registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a “broker’s” or “dealer’s” registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. Consultant’s work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to the Company. Accordingly, Consultant shall not express any legal opinions with respect to any matters affecting the Company. Consultant’s work on this engagement shall not consist of effecting transactions in the Company’s securities and Consultant shall not provide any securities broker-dealer services to the Company.

1.7.    Time; Non-exclusive. The Consultant shall devote as much time to the performance of the Services as is reasonably necessary, but the Consultant shall not be required to devote any fixed number of hours or days to the performance of the Services. The Company recognizes that the Consultant has and will continue to have other business and philanthropic interests and/or management positions, and agrees that this engagement is non-exclusive.

1.8.    Location. The Company and the Consultant intend that the Services shall be rendered in New York City, New York. Consultant’s services may be rendered by telephone and e-mail communication. The Consultant may not be required to travel to perform the Services outside of New York without her consent after being asked to do so by the Company, except the Consultant shall, if requested by the Company and at the Company’s expense, attend meetings of the Company’s Board at reasonable times. The Consultant shall be reasonably available by telephone or in person to consult with the Board and CEO at regular and special meetings thereof at no additional cost.

1.9.    Support Staff and Facilities. The Company shall provide Consultant with and permit Consultant to retain her current office and all other current perquisites (phone, computer, copier, kitchen, conference room etc), including use of her current secretary and her office, and receptionist for the Term.

1.10.    Confidentiality. The Consultant shall not disclose any non-public, confidential or proprietary information, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, proposed transactions or forecasted financial performance, unless required to do so by applicable law. The Company understands that the Consultant may seek to sell securities of the Company after the date hereof, and the Company agrees to cooperate in such efforts, if, for example, any of her share certificates bear restrictive  legends, and will use its best efforts not to provide the Consultant with any material non-public information after the date hereof without her prior written consent if, as a result of her having such information, she would be restricted in any way in selling securities of the Company after the date that its Form 10-K for the year ended December 31, 2015 is due to be filed with the SEC.

1.11.    2015 Bonus. The Company acknowledges and agrees that a $250,000 cash bonus is due to Consultant pursuant to paragraph 4(g) of the January 2015 Agreement for services as an employee in 2015. The Consultant and the Company agree that such bonus instead shall be paid on January 11th, 2016 in equity plus a cash payment as follows: (i) 200,000 shares of the Company’s common stock (ii) a tax gross up with the cash equal to Consultant’s total estimated federal, state and city income tax liability for all compensation under this agreement to be withheld consistent with prior practices for this individual with respect to the receipt of such shares and this tax gross up amount.

1.12.    Indemnification.
(a)    The Company shall indemnify, defend and hold the Consultant harmless from and against any expense, loss, damage or liability incurred or connected with, or any claim, suit, demand, loss, judgment, liability, cost of expense, (including reasonable attorneys’ fees) arising from or related to, the Company or any act or omission of the Consultant on behalf of the Company and amounts paid in settlement of any of the foregoing, provided that the same were not the result of willful misconduct on the part of the Consultant. The Company shall advance to Consultant the costs of defending any claim, suit or action against Consultant if Consultant undertakes to repay the funds advanced, with interest, if the Consultant is not entitled to indemnification hereunder.

(b)    The indemnification provisions contained in the January 2015 Agreement in favor of Consultant also shall remain in full force and effect, as well as indemnification obligations under any charter, by-law or insurance policies applicable to the Company or the Consultant.

2.    Consultant’s Fees and Expenses.

2.1.    The Consultant’s Fee. The Consultant agrees to accept compensation for her Services under this Agreement from the Company on following terms (the “Fee”):

(a)    On January 11, 2016, the Company will issue 150,000 options with a 10 year term to Consultant to purchase 150,000 shares of common stock of the Company at the closing price on January 11, 2016 that will vest 50% 90 days after the Effective Date and 50% in 180 days after the Effective Date. The options shall remain in full force and effect for the ten year term regardless of the termination of this Agreement or Consultant’s services.

2.2.    Offset; Withholding; Taxes. The Company shall pay the Consultant’s Fee to the Consultant without offset, deduction or withholding of any kind or for any purpose. The Consultant shall pay any federal, state and local taxes payable by her with respect to compensation under this agreement except as provided in Section 1.11 for the tax gross up.

2.3.    The Consultant’s Expenses. The Company will reimburse the Consultant for travel expenses incurred by attending meetings for and with the Company outside of New York City, and any such other expenses as the Company shall first expressly agree to in writing. The Company shall also continue to pay for all expenses, including legal fees, for any litigation related to or arising from the Company’s activities or her activities on behalf of the Company prior to the date hereof, or her activities as a Consultant to the Company, including all costs of the Consultant if she provides testimony or otherwise becomes involved in any litigation, arbitration or similar proceeding involving the Company. The Company shall pay the Consultant within thirty (30) days of the Consultant’s presentation of an invoice with respect to such expenses. The Company will also continue to name the Consultant as an insured on all director and officer insurance liability policies to the full extent it is able to do so.

3.    Representations, Warranties and Covenants:

3.1.    Representations and Warranties of the Company. The Company represents and warrants to and covenants with the Consultant that:

(a)    Incorporation, Good Standing, and Due Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware; has the corporate power and authority to own its assets and to transact the business in which it is now engaged and proposes to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b)    Corporate Power and Authority. The execution, delivery and performance by the Company of this Agreement, including the issuance of all of the shares referenced herein have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Company’s shareholders; (ii) contravene the Company’s certificate of incorporation or bylaws; (iii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company; (iv) result in a breach of or constitute a default under any agreement or other instrument to which the Company is a party.

(c)    Legally Enforceable Agreement. This Agreement is the, legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

3.2    Representations and Warranties of the Consultant. The Consultant represents and warrants to and covenants with the Company that:

(a)    Power and Authority. The execution, delivery and performance by the Consultant of this Agreement, does not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Consultant; (ii) result in a breach of or constitute a default under any agreement or other instrument to which the Consultant is a party.

(b)    Legally Enforceable Agreement. This Agreement is the, legal, valid and binding obligation of the Consultant, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

3.3    Mutual Releases. The parties shall execute and deliver to each other a general release of claims in the form attached to the January 2015 Agreement (the “Mutual Release”) as of December 18, 2015, except such release shall not release obligations of the Company to Consultant hereunder, or under the January 2015 Agreement, or under the Company’s charter, by-laws, insurance policies or any other indemnification policy of the Company. The parties covenant that they will not bring suit against the other for any matter arising on or prior to the Effective Date except for Consultant’s ability to make claims arising under the foregoing exceptions.
4.    Confidential Information.

4.1.    The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. By reason of her being a Consultant to the Company, Consultant has or will have access to, and will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend through the United States. Therefore, Consultant recognizes that the Company is relying on these agreements in entering into this Agreement.

4.2    During and after the Term, Consultant will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by her in the course of her Services for the Company. Consultant agrees to hold as the Company’s property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by her or otherwise coming into her possession, and on termination of this engagement, or on demand of the Company, at any time, to deliver the same to the Company within twenty four hours of such termination or demand.

5.    Other Agreements

5.1.    Non-Disparagement.

(a)    Consultant agrees to not (and shall not encourage or induce others to), in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of the Company’s or an affiliate’s respective employees, officers or directors. Nothing in this paragraph, however, shall preclude Consultant from giving truthful testimony under oath in response to a subpoena or other lawful process and truthful answers in response to questions from a government investigator.

(b)    The Company, on its behalf and on behalf of its officers, directors and agents agrees to not (and shall not encourage or induce others to), in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize Consultant. Nothing in this paragraph, however, shall preclude the Company or its officers, directors or agents from giving truthful testimony under oath in response to a subpoena or other lawful process and truthful answers in response to questions from a government investigator.

5.2.    Prior Review. The Company agrees that at any time during or after the Term, prior to issuing or publishing or disseminating any correspondence, press release, public presentation, electronic presentation, information release, Form 8-K filing or other filing under the securities laws that mentions or refers to the Consultant in any way, it will provide Consultant with an opportunity to review and comment on any statements or disclosures concerning Consultant, and that no statements or disclosures shall be made about Consultant to which Consultant has objected unless Company counsel opines that such statements or disclosures are legally required.

6.    General Provisions.

6.1.    Entire Agreement; Modification; Waivers. This Agreement contains the entire agreement of the parties, and supersedes any prior agreements with respect to its subject matter. No default by Consultant under the January 2015 Agreement exists as of the Effective Date. Notwithstanding the foregoing, Parties acknowledge that the Consultant is party to the January 2015 Agreement referred to above, and all of the other employment agreements, referenced therein. Nothing in this Agreement is intended to modify or reduce the obligations of the Company to the Consultant pursuant to such January 2015 Agreement, including but not limited to her continued right to receive severance payments for the Severance Period as provided therein, her rights under all stock options previously issued to her, her rights to COBRA reimbursement for the full 18 months after termination of her employment, her rights to receive her life insurance benefit of $1,044 monthly for 18 months after termination of employment (and to have such policy assigned to her), and her rights to indemnification. This Agreement shall not be modified except by written instrument signed by the parties. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party making the waiver. The waiver of any provision of this Agreement shall not be deemed to be a waiver of any other provision or any future waiver of the same provision.

6.2.    Notices. All notices given under this Agreement shall be in writing, addressed to the parties as set forth below, and shall be effective on the earliest of (i) the date received, or (ii) on the second business day after delivery to a major international air delivery or air courier service (such as Federal Express or Network Couriers):

If to the Company:                         If to the Consultant:
Caladrius, Inc.                            Robin Smith, MD
106 Allen Road, Fourth Floor,                 420 Lexington Ave, Suite 350
Basking Ridge, NJ 07920         New York, NY 10170
Attention: David Mazzo, Ph.D.                Attention: Robin L. Smith, MD

6.3.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

6.4.    Jurisdiction and Venue. The courts of the State of New York shall have exclusive jurisdiction to hear, adjudicate, decide, determine and enter final judgment in any action, suit, proceeding, case, controversy or dispute, whether at law or in equity or both, and whether in contract or tort or both, arising out of or related to this Agreement, or the construction or enforcement hereof or thereof (any such action, suit, proceeding, case, controversy or dispute, shall be collectively referred to as a “Related Action”). The Company and the Consultant hereby irrevocably consent and submit to the exclusive personal jurisdiction of the New York courts to hear, adjudicate, decide, determine and enter final judgment in any Related Action. The Company and the Consultant hereby irrevocably waive and agree not to assert any right or claim that it is not personally subject to the jurisdiction in any Related Action, including any claim of forum non conveniens or that the New York courts are not the proper venue or form to adjudicate any Related Action. If any Related

Action is brought or maintained in any court other than the New York courts, then that court shall, at the request of the Company or the Consultant, dismiss that action. The parties may enter a judgment rendered by the courts of New York under this Agreement for enforcement in the courts of New York and the party against whom such judgment is taken will not contest the authority of such courts to enforce such a judgment.

6.5.    Waiver of Jury Trial. The Company and the Consultant hereby waive trial by jury in any Related Action.

6.6.    Attorney’s Fees. The Company shall pay the Consultant up to $12,500 for her attorney’s fees in connection with the preparation and execution of this Agreement, and shall pay her costs of suit, including reasonable attorney’s fees, in any suit in which she is the prevailing party to enforce this Agreement or any other agreement between Consultant and the Company.

6.7    Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of the parties and their respective successors in interest.

6.8    Construction; Counterparts. This Agreement shall be construed as a whole and in favor of the validity and enforceability of each of its provisions, so as to carry out the intent of the parties as expressed herein. Headings are for the convenience of reference, and the meaning and interpretation of the text of any provision shall take precedence over its heading. This Agreement may be signed in one or more counterparts, each of which shall constitute an original, but all of which, taken together shall constitute one agreement. A faxed copy or photocopy of a party’s signature shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

The Company:                     The Consultant:
CALADRIUS BIOSCIENCES, INC.

By: /s/ David Mazzo                    /s/ Robin L. Smith
Name: David J. Mazzo, Ph.D.            Robin Smith
Title: Chief Executive Officer

Mutual Release

1.     Release by the Consultant. In consideration of the payments and benefits to be made under the Consulting Agreement (the “Consulting Agreement”) dated as of December 18, 2015 between Caladrius Biosciences, Inc. (the “Company”) and Dr. Robin L. Smith (the “Consultant”), with the intention of binding the Consultant and the Consultant’s heirs, executors, administrators and assigns (the “Consultant Parties”), the Consultant does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing, (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Consultant, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any of the Company Released Parties in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Consultant’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Consultant Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the New York State Human Rights Law, the New York City Human Rights Law, the Sarbanes Oxley Act of 2002, the False Claims Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws; provided, however, that nothing in this Section 1 releases any obligations of the Company Released Parties with respect to the rights of the Consultant that are provided under, or preserved by, the Consulting Agreement.

2.     Release by Company.
(a)    The Company, on its own behalf and on behalf of each of the other member of the Company Affiliated Group, hereby releases the Consultant Parties from any and all claims that the Company Released Parties had or may ever have against the Consultant Parties from the beginning of time and up to and including the date that Company has executed, and delivered, this Release.
(b)    Notwithstanding the foregoing, the release granted under Section 2(a) specifically excludes (i) the violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (ii) any claim based on willful misconduct by the Consultant (with willful misconduct defined in this context to mean misconduct that is known by the Consultant not to be in the interest of the Company); (iii) any claim for breach of this Mutual Release or the Consulting Agreement by the Consultant; (iv) the Company’s right to recoup payments to the Consultant, to the extent required under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act; and (v) any wrongful act or omission occurring after the date that the Company has executed, and delivered, this Mutual Release.

(c)    To the extent that this Section 2 is not enforceable against any Company Released Party, the Company agrees to promptly indemnify and hold the Consultant harmless from any liability, costs or obligations with respect to any claims (including, without limitation, any attorney fees or other charges incurred in defending any such claims) released by this Release.
3.    No Admissions. The Company and the Consultant acknowledge and agree that the releases provided in Section 1 and 2 are not to be construed in any way as an admission of any liability whatsoever by any Company Released Party or by the Consultant.
4.    Representations. The Consultant represents and warrants that she is unaware of any facts that could constitute unlawful conduct by the Company that have not already been presented to the Board.
5.     Specific Waiver. The Consultant specifically acknowledges that his or her acceptance of the terms of this Mutual Release is, among other things, a specific waiver of his or her right, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Consultant is not permitted to waive. This Mutual Release is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with the Consultant’s protected right to communicate or file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws but the Consultant hereby waives any and all rights to relief or recovery, under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Mutual Release.
6.     Voluntariness. The Consultant agrees that she is relying solely upon her own judgment; that the Consultant is over 18 years of age and is legally competent to sign this Mutual Release; that the Consultant is knowingly or voluntarily signing this Mutual Release of her own free will; that the Consultant has read and understood the Mutual Release before signing it; and that the Consultant is signing this Mutual Release in exchange for consideration that she believes is satisfactory and adequate.
7.     Legal Counsel. The Consultant acknowledges that she has been informed of the right to consult with legal counsel of her choice and has done so.
8.     Complete Agreement/Severability. This Mutual Release together with the Consulting Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Mutual Release. All provisions and portions of this Mutual Release are severable. If any provision or portion of this Mutual Release or the application of any provision or portion of the Mutual Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Mutual Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
9.     Acceptance. The Consultant acknowledges that she has been given a period of twenty-one (21) days within which to consider this Mutual Release, unless applicable law requires a longer period, in which case the Consultant shall be advised of such longer period and such longer period shall apply. The Consultant represents and warrants that she has had sufficient opportunity to consider this Mutual Release, has carefully read it and understands all of its terms and understands that it is valid, binding and enforceable against the Consultant and the Company in accordance with its terms.
The Consultant further acknowledges, understands and agrees that that the general release of claims in above includes, but is not limited to, a waiver and release of all claims that she may have under the Age

Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that she signs this Mutual Release. As required by the Older Workers Benefit Protection Act of 1990, the Consultant is hereby advised that:

•	She is not waiving any rights or claims under the ADEA that may arise after the date she sign this Mutual Release;

•	She should consult with an attorney of her choice concerning her rights and obligations under this Mutual Release before signing this Mutual Release;

•	She should fully consider this Mutual Release before signing it;

•	nothing in this Mutual Release prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;

•
she has 21 days from the date she received this Mutual Release to consider whether or not she wants to sign it. The Consultant also should understand that she may use as much or as little of the 21-day period as she wishes before deciding whether or not to sign this Mutual Release;

•
if the Consultant does not sign and return this Mutual Release within the required time period, then the Company’s offer to provide you with the severance and other payments described herein above, will automatically terminate;

•
at any time within 7 days after signing this Mutual Release, the Consultant may change her mind and revoke her acceptance of this Mutual Release. To be effective, the Consultant’s revocation must be in writing and either hand-delivered or sent electronically to the Company within the 7-day period.

•	this Mutual Release is not effective or enforceable until (and if) the revocation period has passed without a revocation;

•
if the Consultant exercises her right to revoke, this Mutual Release (including, without limitation, the Company’s offer to provide you with the severance and other payments described herein and the mutual release of claims will not be enforceable; and

•	if the Consultant does not revoke her acceptance of this Mutual Release, the eighth day following that date that the Consultant signs this Mutual Release will be the effective date.

10.     Governing Law. Except for issues or matters as to which federal law is applicable, this Mutual Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The parties consent to the exclusive forum of the state and federal courts located in New York in the Borough of Manhattan with respect to any dispute.
The Company and Consultant indicate their acceptance of this Mutual Release by signing and dating it and returning it to the other. This Mutual Release may also be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.

ACCEPTED AND AGREED:

/s/ Robin L. Smith
Dr. Robin L. Smith
Date: December 18, 2015

Caladrius Biosciences, Inc.

By: /s/ David Mazzo
Name: David J. Mazzo, Ph.D.
Title: Chief Executive Officer
Date: December 18, 2015